                                                                     EXHIBIT 11


                    STERLING VISION, INC. AND SUBSIDIARIES
               COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                 (Unaudited)
                (Dollars In Thousands, Except Per Share Data)

                                                             Three Months Ended                  Six Months Ended
                                                                 June 30,                            June 30,

                                                               1997       1996                  1997          1996
                                                               ----       ----                  ----          ----
PRIMARY EARNINGS (LOSS)

  Net income      (loss)                            $(1,391)              $ (147)                $(3,086)      $   11
                                                  ========                ======                 ========      =======

  Weighted average number of common
         shares outstanding                          12,657               12,294                  12,657       12,294

  Weighted average number of common shares
         to be issued                                   903                    -                     903            -

  Incremental shares based on the treasury
         stock method for stock options, using
         the average market price                       355                   35                     355            35
                                                     -------             -------                 -------        ------

  Weighted average number of common share
         and common share equivalents
         outstanding                                 13,915               12,329                  13,915        12,329
                                                     =======             =======                  =======       =======

  Primary earnings (loss) per common share          $  (.10)             $  (.01)                $  (.22)      $   .00
                                                    ========             =======                 ========      =======

FULLY DILUTED EARNINGS (LOSS)*

  Net income (loss)                                 $(1,391)             $  (147)                $(3,086)      $    11
                                                    ========             =======                 ========      =======

  Weighted average number of common
         shares outstanding                          12,657               12,294                  12,657        12,294

  Weighted average number of common
         shares to be issued                            903                    -                     903             -

  Incremental shares based on the treasury stock method for stock options, using

         the average market price                       (32)                 223                     (32)          223
                                                     -------             -------                  -------       -------

  Weighted average number of common share
         and common share equivalents
         outstanding                                 13,528               12,517                  13,528        12,517
                                                     =======             =======                  =======       =======

  Fully diluted earnings (loss) per
       common share                                 $  (.10)             $  (.01)                 $ (.22)       $  .00
                                                    ========             =======                  =======       =======

* This calculation is submitted in accordance with Securities Exchange Act of 1934, Release No.9083, although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3% or is anti-dilutive.